PROSPECTUS SUPPLEMENT                           REGISTRATION NO. 333-36480
(To Prospectus dated February 17, 2006)         Filed Pursuant to Rule 424(b)(3)



                           [HOLDRS REGIONAL BANK LOGO]



                        1,000,000,000 Depositary Receipts
                         Regional Bank HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by Regional Bank HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Regional Bank HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                        Share         Primary
                     Name of Company                     Ticker        Amounts    Trading Market
         -------------------------------------------   ----------   ------------ ----------------
         AmSouth Bancorporation                           ASO            12            NYSE
         BB&T Corporation                                 BBT            10            NYSE
         Comerica Incorporated                            CMA             5            NYSE
         Fifth Third Bancorp                              FITB          13.5          NASDAQ
         Bank of America                                  BAC          27.765          NYSE
         JPMorgan Chase & Co.                             JPM           43.56          NYSE
         KeyCorp                                          KEY            13            NYSE
         Marshall & Ilsley Corporation                     MI             6            NYSE
         Mellon Financial Corporation                     MEL            14            NYSE
         National City Corporation                        NCC            18            NYSE
         Northern Trust Corporation                       NTRS            7           NASDAQ
         Piper Jaffray Companies                          PJC          0.5683          NYSE
         State Street Corporation                         STT            10            NYSE
         SunTrust Banks, Inc.                             STI             9            NYSE
         Synovus Financial Corp.                          SNV             8            NYSE
         The PNC Financial Services Group, Inc.           PNC             9            NYSE
         US Bancorp                                       USB           56.83          NYSE
         Wachovia Corp.                                    WB            41            NYSE
         Wells Fargo & Co.                                WFC            24            NYSE

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2006.